SCHEDULE 14A

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Huntington Bancshares Incorporated
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Huntington Bancshares Incorporated

2012 Annual Meeting of Shareholders

Supplemental Information Regarding Proposal 4 —

Advisory Vote on Executive Compensation

(“Say on Pay”)

Commencing on or about April 3, 2012, the following materials will be used by officers of Huntington Bancshares Incorporated to communicate about Proposal 4 – Advisory Vote on Executive Compensation (Say on Pay) for the upcoming 2012 Annual Meeting of Shareholders to be held on April 19, 2012, and may be sent to certain shareholders.

We are requesting your support on Say on Pay.

•	Huntington’s board of directors has recommended shareholders vote “FOR” our Say on Pay proposal.

•	Institutional Shareholder Services (ISS) has recommended an “AGAINST” vote on our Say on Pay proposal, citing a misalignment between CEO pay and company performance.

•	While we passed most of ISS’ new 2012 tests, only the five-year absolute test showed a misalignment. This assessment and conclusion is inaccurate for two primary reasons:

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The ISS five-year analysis period included two years attributed to our former CEO and did not consider only our performance and progress since Mr. Steinour joined in January 2009. Importantly, Huntington passed the ISS one- and three-year tests, periods aligned with performance under our current CEO.

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The ISS methodology for valuation of stock options incorporates a volatility assumption based on the last three-year period, a period of extreme bank stock price volatility due to the financial crises. As a result, ISS’ volatility assumption is 3.6 times higher than the historically based long-term volatility assumption we used. ISS values our CEO’s stock option grant at $5.4 million over Huntington’s $2.97 million valuation, which was determined in accordance with generally accepted accounting principles in the United States (GAAP) and is consistent with SEC disclosure rules.

Based solely on the combination of these two factors, ISS inaccurately concluded a long-term CEO pay-performance misalignment.

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Although the ISS methodology purports to consider qualitative factors, they have ignored significant qualitative aspects of our performance and their own recognition of our pay for performance practices. This included:

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Stephen D. Steinour was hired as Huntington’s CEO in January 2009 to lead Huntington through the challenges facing Huntington as well as the overall financial services industry that began to surface in 2007. Under his leadership, Huntington has returned to profitability, repaid TARP and improved performance of all key financial measures.

¡	Our total shareholder return (TSR) over the tenure of our new CEO has also improved and ranks well in comparison to our peer groups. This is validated in ISS’s tests.

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We have instituted several “best in class” programs that reinforce our long-term perspective and alignment with shareholders. (For example, we have a 6X stock ownership multiple for the CEO which he has met, we have a hold until retirement equity policy, and we plan to shift the CEO’s long-term mix to 50% performance shares in 2012).

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All of this information is discussed in greater detail in our proxy statement which we encourage you to read. Below we provide further comments on our pay for performance approach and disagreement with the ISS results.

We strongly disagree with the ISS analysis for the following reasons.

I.	The ISS methodology to value stock options substantially overstates CEO pay for 2011.

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ISS valued our CEO’s stock option grant at nearly three times Huntington’s valuation reported in the Summary Compensation Table of our proxy statement, an additional $5.4 million over Huntington’s $2.97 million valuation. As discussed in the proxy statement, Huntington’s valuation of stock options was determined in accordance with generally accepted accounting principles in the United States (GAAP) and is consistent with SEC disclosure rules.

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The volatility of Huntington’s stock price is a key input used in the Black-Scholes model we and ISS use to determine the value a stock option grant. The higher the expected volatility of the stock price, the more valuable an award is deemed to be, as measured on the grant date.

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The ISS calculation assumed a volatility of Huntington’s common stock price based on the volatility of Huntington common stock over the preceding three-calendar year period. This period, from 2008 through 2010, was a period of unprecedented volatility in bank stock prices due to the financial crises and is not likely to be repeated. As such, ISS’s volatility assumption significantly overstates a reasonable expectation of the volatility of Huntington common stock over the term of the options.

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In contrast, Huntington used an expected volatility based on the estimation of volatility of Huntington’s common stock over the anticipated term of the option. We evaluate both the historical volatility of Huntington’s stock price, as well as our expectation over the anticipated term of the option, to determine expected volatility.

II.	We believe ISS’ five year pay versus TSR analysis does not give proper consideration or credit to Huntington’s improved total shareholder return and higher relative peer ranking reflecting decisions and leadership of our new CEO.

•	ISS’ concern relates primarily to the five-year and three-year annual equivalent TSR and CEO pay test. However, these timeframes reflected two different CEOs at Huntington.

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Using ISS’ peer group, our five-year and three-year annual equivalent TSR were -22.72% and -9.35%, respectively. Both ranked ninth and below the median performance for the peer group (see tables below).

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Our new CEO was hired in mid-January 2009. Using ISS’ peer group, our two-year annual equivalent TSR, which was 24.25%, ranked first among ISS’ peer group (see table below). We believe this is a more valid time period for evaluating the pay-for-performance of our new CEO.

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Further, in January 2009, after our new CEO was hired, Huntington reported its fourth quarter 2008 earnings, which included a significant loss appropriately attributable to prior management. As a result, the stock price subsequently declined significantly. If a TSR is calculated from the end of January 2009 through the end of 2010, Huntington’s annual equivalent TSR was 26.44%. This improvement since the appointment of our new CEO is also reflected in a Stock Performance chart included in ISS’ report. The improvement is also supported by ISS’ results of the one- and three-year assessments, which are rated a “low concern”.

5- Year Total Shareholder Return (1)			3- Year Total Shareholder Return (1)
	12/31/06-12/31/11			12/31/08-12/31/11
Name	5 Year	Rank	Name	3 Year	Rank
New York Community Bancorp	1.54%	1	CNA Financial	18.21%	1
M&T Bank Corp.	-5.50%	2	Fifth Third Bancorp	16.78%	2
People’s United Financial Inc.	-6.05%	3	M&T Bank Corp.	14.63%	3
First Niagara Financial Group	-6.19%	4	Comerica Inc.	10.19%	4
CNA Financial	-7.15%	5	New York Community Bancorp	8.91%	5
Hudson City Bancorp Inc.	-11.35%	6	KeyCorp	-2.30%	6
Comerica Inc.	-12.43%	7	First Horizon National Corp.	-4.55%	7
Fifth Third Bancorp	-18.69%	8	People’s United Financial Inc.	-6.42%	8
Huntington Bancshares Inc.	-22.69%	9	Huntington Bancshares Inc.	-9.35%	9
First Horizon National Corp.	-23.81%	10	Zions Bancorporation	-12.39%	10
KeyCorp	-25.35%	11	First Niagara Financial Group	-14.90%	11
Zions Bancorporation	-26.50%	12	Regions Financial Corp.	-17.39%	12
Regions Financial Corp.	-32.87%	13	Hudson City Bancorp Inc.	-23.23%	13
Synovus Financial Corp.	-34.62%	14	Popular Inc.	-35.24%	14
Popular Inc.	-38.57%	15	Synovus Financial Corp.	-43.64%	15

High	1.54%		High	18.21%
Median	-18.69%		Median	-6.42%
Average	-18.02%		Average	-6.71%
Low	-38.57%		Low	-43.64%

(1)Source: Bloomberg Annual Equivalent TSR			(1)Source: Bloomberg Annual Equivalent TSR

2-Year Total Shareholder Return (1)
	12/31/09-12/31/11
Name	2 Year	Rank
Huntington Bancshares Inc.	24.25%	1
KeyCorp	18.84%	2
Fifth Third Bancorp	15.75%	3
Zions Bancorporation	12.89%	4
M&T Bank Corp.	10.62%	5
CNA Financial	6.35%	6
New York Community Bancorp	-1.45%	7
Comerica Inc.	-5.65%	8
People’s United Financial Inc.	-8.21%	9
Regions Financial Corp.	-9.22%	10
Synovus Financial Corp.	-15.40%	11
First Niagara Financial Group	-17.20%	12
First Horizon National Corp.	-20.14%	13
Popular Inc.	-21.60%	14
Hudson City Bancorp Inc.	-29.19%	15

High	24.25%
Median	-5.65%
Average	-2.62%
Low	-29.19%

(1)Source: Bloomberg Annual Equivalent TSR

III.	ISS does not view stock options as performance-based compensation.

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As discussed in our proxy statement, Huntington views stock options as performance-based compensation. This is because stock options have no intrinsic value to the colleague until the stock price increases above the option exercise price, which is set at the fair market value (closing price) on the date of grant. We believe there is a significant correlation between improved financial performance and prospects with higher stock prices and therefore we believe options represent performance-based compensation.

•	Our CEO’s 2011 compensation was primarily performance-based and was aligned with shareholder interests.

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Eighty percent of the CEO’s compensation was comprised of performance-based compensation – 21% in short-term incentives and 59% in long-term incentives, including the stock option grant which represents 70% of the CEO’s long-term incentives with respect to 2011. This was intentional and supports our sound risk management practices and aligns the CEO’s compensation with the long-term interests of our shareholders.

¡	Due to a number of strategic actions taken under our new CEO’s leadership, Huntington returned to profitability in 2010, a year earlier than the then-consensus expectation,

and is positioned for future sustainable, consistent long-term performance and earnings growth. Many of these accomplishments are discussed in the proxy statement.

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The CEO’s key contributions to Huntington’s recovery and recent performance were among the factors considered by the Compensation Committee, and discussed with its independent compensation consultant, when the Compensation Committee determined the CEO’s stock option grant.

IV.	The ISS analysis does not take into account our compensation philosophy and program best practices.

•	Our performance-based compensation philosophy and practices have evolved over the past several years and are expected to continue to evolve.

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During 2009 and through 2010, our executive compensation philosophy and pay components were limited as a result of our participation in TARP (i.e., cash performance incentives were prohibited and stock awards were limited to capped amounts of long-term restricted stock).

¡	In 2011, following repayment of our TARP capital in December 2010, we revised our compensation program to enhance our focus on performance-based incentives and our stock-based pay.

¡	We reintroduced annual cash incentive awards based on performance against goals representing key strategic objectives intended to support long-term success.

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We reintroduced stock options for executives. Equity awards were determined based on an assessment of individual and company performance and allocated 70% in stock options and 30% in restricted stock units. This combination supported our goals of reinforcing stock ownership, focusing our executives on delivering long-term sustained performance, and aligning their interests with shareholders’ interests.

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We increased our share ownership guidelines and implemented hold until retirement requirements that we believe are best in class and support our goal of aligning the interests of our executives with our shareholders. The net result is that the number and value of the shares of Huntington common stock owned by our CEO and our other named executive officers as a group is meaningful and expected to grow in the coming years.

•	Beginning January 1, 2011, the CEO and other named executive officers are required to obtain and hold 6X and 3X, respectively, their base salaries in common stock.

•	Our new CEO has purchased and continues to purchase shares in the open market. Since joining Huntington in January 2009, he has purchased 1,273,559 shares of our common stock.

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In 2012 we expect to introduce performance share awards as a meaningful portion of equity grants for executives. At least 50% of the CEO’s equity grant in 2012 is anticipated to vest based on three-year performance goals.

V.	Conclusion

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The ISS perceived pay and performance disconnect has little to do with company performance under our current CEO; it is the result of an overstated valuation of our CEO’s July 2011 stock option grant, which in our opinion does not represent the fair value of the grant.

•	Under the new CEO’s leadership, Huntington has substantially improved performance considering all key financial measures.

•	All of this information is discussed in greater detail in our proxy statement which we encourage you to read.

•	Huntington’s board of directors urges shareholders to vote “FOR” Proposal 4.